Exhibit 99.2

NEWS release

P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Deb Weyker, Vice President Marketing

Phone: (920) 652-3274

dweyker@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First receives regulatory approvals for upcoming merger with Partnership Bank

MANITOWOC, Wis, April 18, 2019 -- Bank First National Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., is pleased to announce it recently received approval from the Office of the Comptroller of the Currency (OCC), the Federal Reserve (Fed), and the Wisconsin Department of Financial Institutions (WDFI) to merge Partnership Community Bancshares, Inc. (“Partnership”), parent company of Partnership Bank, into Bank First.

“The approvals from the OCC, Federal Reserve, and WDFI come at a great time for Bank First,” stated Mike Molepske, President and Chief Executive Officer of Bank First. “The transition teams at both Partnership Bank and Bank First have been working diligently to ensure the merger occurs smoothly and in a timely manner for our valued customers, and we look forward to bringing two strong organizations together as one.”

“We are pleased to move forward with the merger with Bank First,” stated David Braaten, Chief Executive Officer of Partnership Bank. “This is a tremendous opportunity to partner with one of the top performing banks in the State of Wisconsin and become an important part of its 125-year history. This merger will provide the additional scale and resources we need to better serve our customers and build new relationships.”

Partnership will seek approval of the merger from its shareholders at a special meeting to be held June 11, 2019. Subject to that approval, the merger of the two organizations is scheduled for Friday, July 12, 2019. The systems conversion would occur over that weekend, and the Cedarburg, Mequon, Tomah, and Watertown branches would open as Bank First branches on Monday, July 15, 2019.

Bank First National Corporation

Bank First National Corporation is a bank holding company headquartered in Manitowoc, Wisconsin with total assets of approximately $1.8 billion. Its principal activity is the ownership and operation of Bank First, N.A. a nationally-chartered community bank that operates 18 branches in Wisconsin. The bank’s history dates back to 1894 when it was founded as the Bank of Manitowoc. For more information on Bank First, please visit www.bankfirstwi.bank.

Partnership Community Bancshares, Inc.

Partnership Community Bancshares, Inc., is a bank holding company headquartered in Cedarburg, Wisconsin with total assets of $307 million. Its principal activity is the ownership and operation of Partnership Bank, a community bank that operates 4 branches in Wisconsin. For more information on Partnership, please visit www.mypartnershipbank.com.

Bank First National Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 18 banking locations in Manitowoc, Brown, Sheboygan, Outagamie, Winnebago, Waupaca and Barron counties. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-member of a data processing subsidiary, UFS, LLC, which provides data and technology services for over 50 Midwest banks. The Company employs approximately 247 full-time equivalent staff and has assets of $1.81 billion as of March 31, 2019. Further information about Bank First National Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First National Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First National Corporation or on its behalf. Bank First National Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.